Exhibit 5.1
[LETTERHEAD OF CAHILL GORDON & REINDEL llp]
April 30, 2007
First Industrial Realty Trust, Inc.
311 S. Wacker Drive
Suite 4000
Chicago, Illinois 60606
Ladies and Gentlemen:
     This opinion is being rendered in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), on April 30, 2007 with the Securities and Exchange Commission (the “Commission”) for registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale of 3,927,120 shares (the “Exchange Shares”) of common stock of the Company, par value $.01 per share (the “Common Stock”), that may be issued in exchange for the 4.625% Exchangeable Senior Notes due 2011 previously issued and sold by First Industrial, L.P., a Delaware limited partnership, in a private transaction on September 25, 2006.
     In connection herewith, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of the Charter and Bylaws of the Company (the “Charter”), each as amended to date, resolutions of the Board of Directors of the Company (the “Board”) with respect to the filing of the Registration Statement and such other documents as we have deemed necessary or appropriate for the purpose of rendering this opinion.
     In our examination of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed photostatic or other copies. As to matters of fact, we have relied upon representations of officers of the Company.
     Based upon the foregoing, we are of the opinion that the Exchange Shares are duly authorized under the Charter and, when issued in exchange for the Notes in accordance with the Registration Statement and resolutions by the Board and upon receipt of consideration provided for in the resolutions, will be legally issued, fully paid and nonassessable.

     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.
     We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of New York. With respect to matters of Maryland law, we have relied, without independent investigation, upon the opinion of McGuireWoods LLP, a copy of which is attached hereto.
     We hereby consent to the reference to our firm in the Registration Statement under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ CAHILL GORDON & REINDEL LLP
Cahill Gordon & Reindel llp